CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Chester Valley Bancorp Inc:


We consent to incorporation by reference in the registration statements No. 33-50032 on Form S-8 and No. 33-72210 on Form S-3 of Chester Valley Bancorp Inc. of our report dated July 25, 1997, relating to the consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which appears in the June 30, 1997 annual report on Form 10-KSB of Chester Valley Bancorp Inc.



/s/KPMG Peat Marwick LLP



Philadelphia PA
September 26, 1997